Exhibit 10.2

	2017 Salaries, Bonus Targets and Stock Options
	Name and Title	2017 Base Salary	Bonus Target*	Stock Options
	Charles J. Link, Jr., M.D.	$659,900	70%	326,288	(2)
	Chairman of the Board and Chief Executive and Scientific Officer
	Nicholas N. Vahanian, M.D.	$574,300	50%	312,500	(2)
	Director, President and Chief Medical Officer
	John B. Henneman, III	$423,600	40%	137,500	(2)
	Chief Financial Officer
	Carl Langren	$277,500	30%	37,500	(1)
	Vice President of Finance
	Brian Wiley	$370,700	35%	75,000	(1)
	Chief Commercial Officer

*	Bonus Targets listed as percentage of 2017 Base Salary
(1)	100% of the shares represented by the stock option shall vest in 48 equal monthly installments beginning on January 3, 2017.
(2)
50% of shares represented by the stock option shall vest in 48 equal monthly installments beginning on January 3, 2017. 50% of the shares represented by the stock option shall vest on the following schedule: (i) 12.50% upon completion of current planned Phase 1 equivalency study of new Indoximod salt formulation with “completion” measured by the last patient enrolled in such study, (ii) 12.50% upon completion of the current planned Phase 1 study of pro-Indoximod new chemical entity with "completion" measured by the last patient enrolled in such study, (iii) 12.50% upon increase of closing share price of the Company’s common stock on the Nasdaq Stock Market by at least 33% above exercise price of the stock options granted on January 3, 2017, when measured over 30 consecutive calendar days (must occur by January 3, 2021 or such shares will be forfeited), and (iv) 12.50% upon increase of closing share price of the Company’s common stock on the Nasdaq Stock Market by at least 50% above the exercise price of the stock options granted on January 3, 2017, when measured over 30 consecutive calendar days (must occur by January 3, 2021 or such shares will be forfeited).